CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #879 and Amendment #880 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated August 28, 2024 on the financial statements and financial highlights of Pabrai Wagons Fund, a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 28, 2024